Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Administrative Committee
Fidelity National Financial Group 401(k) Profit Sharing Plan:
We consent to the incorporation by reference in the registration statement (no. 333-157643) on Form S-8 of Fidelity National Financial, Inc. of our report dated June 26, 2009 with respect to the statements of net assets available for benefits of the Fidelity National Financial Group 401(k) Profit Sharing Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental Schedule H, line 4i – Schedule of Assets (held at end of year) as of December 31, 2008 and Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2008 which report appears in the December 31, 2008 annual report on Form 11-K of the Fidelity National Financial Group 401(k) Profit Sharing Plan.
/s/ KPMG LLP
June 26, 2009
Jacksonville, Florida
Certified Public Accountants